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                                   EXHIBIT 11

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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


                                                                        QUARTER ENDED                     NINE MONTHS ENDED
                                                                 -----------------------------      -----------------------------
                                                                 JUNE 30, 1996   JUNE 30, 1997      JUNE 30, 1996   JUNE 30, 1997
                                                                 -------------   -------------      -------------   -------------

1.       Net income                                               $ 2,690,000     $   2,352,000      $ 7,889,000     $   6,901,000
                                                                  ===========     =============      ===========     =============

2.       Weighted average common shares outstanding                 4,966,071         4,886,886        4,966,532         4,878,050

3.       Common stock equivalents due to dilutive effect of
         stock options                                                130,886           124,244          132,569           124,244
                                                                  -----------     -------------      -----------     -------------

4.       Total weighted average common shares and
         equivalents outstanding for primary earnings per
         share computation                                          5,096,957         5,011,130        5,099,101         5,002,294
                                                                  ===========     =============      ===========     =============

5.       Primary earnings per share                               $      0.53     $        0.47      $      1.55     $        1.38
                                                                  ===========     =============      ===========     =============

6.       Weighted average common shares outstanding                 5,096,957         5,011,130        5,099,101         5,002,294

7.       Additional dilutive shares using the higher of the
         end of period market value versus average market
         value for the period utilizing the treasury stock
         method regarding stock options                                    --            59,671               --            59,671
                                                                  -----------     -------------      -----------     -------------

8.       Total weighted average common shares and
         equivalents outstanding for fully diluted earnings
         per share computation                                      5,096,957         5,070,801        5,099,101         5,061,965
                                                                  ===========     =============      ===========     =============

9.       Fully diluted earnings per share                         $      0.53     $        0.46      $      1.55     $        1.36
                                                                  ===========     =============      ===========     =============

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